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                                                                    EXHIBIT 21.1

                   SUBSIDIARIES OF OCEANIC EXPLORATION COMPANY

SUBSIDIARY                                              JURISDICTION OF INCORPORATION
Alliance Staffing Associates, Inc.                      California
Oceanic International Properties Corporation            Colorado
Oceanic Exploration and Development Corp.               Colorado
Oceanic Exploration Co. (Taiwan)                        Delaware